HORIZON POWER, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2001 and 2000

HORIZON POWER, INC.

INDEX TO FINANCIAL STATEMENTS

                                                                                                Page
                                                                                               Number

Report of Independent Accountants                                                                 1

Financial Statements:

  Horizon Power, Inc. Balance Sheet at
  September 30, 2001 and 2000                                                                     2

  Horizon Power, Inc. Statement of Operations
  for the Years Ended September 30, 2001 and 2000                                                 3

  Horizon Power, Inc. Statement of Stockholder's
  Equity (Deficit) at September 30, 2001 and 2000                                                 4

  Horizon Power, Inc. Statement of Cash
  Flows for the Years Ended
  September 30, 2001 and 2000                                                                     5

  Notes to Financial Statements                                                                 6 - 13

Report of Independent Accountants

To the Board of Directors and Stockholder
of Horizon Power, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder’s equity (deficit), and cash flows present fairly, in all material respects, the financial position of Horizon Power Inc. (the “Company”) at September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a wholly owned subidiary of National Fuel Gas Company. As discussed in Note 7, the Company has a line of credit with National Fuel Gas Company. The Company's plans in regard to this arrangement are also described in Note 7.

/s/ PricewaterhouseCoopers, LLP

May 28, 2002

Horizon Power, Inc.
Balance Sheet

                                              September 30,   September 30,
                                                 2001             2000
                                              -----------------------------
Assets

Current Assets:
Cash and Temporary Cash Investments              $ 797,705        $ 952,938
Accounts Receivable                                 64,811          171,396
Interest Receivable from Energy Systems
  North East, LLC                                  347,555                -
Taxes Receivable from the Parent                   305,194           74,851
Prepayments                                          5,942            6,401
Other Current Assets                                 3,745                -
                                                ----------        ---------
                                                 1,524,952        1,205,586
                                                ----------        ---------
Property, Plant and Equipment:
Building                                           100,000          100,000
Industrial and Office Equipment                    144,100          107,063
                                                ----------        ---------
                                                   244,100          207,063
Less: Accumulated Depreciation                     (59,389)         (27,858)
                                                ----------        ---------
                                                   184,711          179,205
                                                ----------        ---------
Other Assets:
Investment in Energy Systems North
  East, LLC                                      1,102,608                -
Investment in Seneca Energy II, LLC              2,701,135        2,654,550
Investment in Model City Energy, LLC               448,400                -
Notes Receivable from Energy Systems
  North East, LLC                               11,500,000                -
Note Receivable                                  1,000,000        1,000,000
                                                ----------        ---------
                                                16,752,143        3,654,550
                                                ----------        ---------
Total Assets                                   $18,461,806      $ 5,039,341
                                               ===========      ===========

Liabilities and Stockholder's Equity (Deficit)

Liabilities

Current Liabilities:
Notes Payable - Intercompany                   $12,200,000              $ -
Accounts Payable - Intercompany                     63,835           43,404
Accounts Payable                                    47,920           44,568
                                                ----------        ---------
                                                12,311,755           87,972
                                                ----------        ---------
Other Liabilities:
Accumulated Deferred Income Taxes                  464,216           57,133
                                                ----------        ---------
Stockholder's Equity:
Common Stock, $1 par value;
        authorized 20,000 shares; 500 shares
        issued and outstanding                         500              500
Paid in Capital                                  5,019,500        5,019,500
Accumulated Earnings (Deficit)                     665,835         (125,764)
                                                ----------        ---------
                                                 5,685,835        4,894,236
                                                ----------        ---------
Total Capitalization and Liabilities           $18,461,806      $ 5,039,341
                                               ===========      ===========
The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Statement of Operations

                                                                             For the Year Ended        For the Year Ended
                                                                             September 30, 2001        September 30, 2000
                                                                        ----------------------------------------------------

Operating Revenues                                                                   $ 385,711                    $ 283,961
                                                                        -----------------------      -----------------------

Operating Expenses:
Utilities                                                                              421,736                      324,316
Property, Franchise and Other Taxes                                                     28,134                       67,825
Contractors                                                                            132,076                      118,775
Repairs and Maintenance                                                                 13,369                       16,476
Depreciation                                                                            31,531                       21,097
Parts                                                                                    3,122                       24,868
Labor and Benefits                                                                      84,811                            -                                              -
Government Filing Fees                                                                  46,436                            -                                              -
Other                                                                                   37,666                       28,797
                                                                        -----------------------      -----------------------

                                                                                       798,881                      602,154
                                                                        -----------------------      -----------------------

Operating Loss                                                                        (413,170)                    (318,193)
                                                                        -----------------------      -----------------------

Other Income                                                                            17,457                            -                                              -
Equity Method Income from Energy Systems North East, LLC                               602,608                            -                                              -
Equity Method Income from Seneca Energy II, LLC                                        663,841                      191,777
Equity Method Income from Model City Energy, LLC                                        98,400                            -                                              -
                                                                        -----------------------      -----------------------

                                                                                     1,382,306                      191,777
                                                                        -----------------------      -----------------------

Interest Income/Interest Expense:
Interest Income from Energy Systems North East, LLC                                   347,555                            -                                              -
Other Interest Income                                                                  117,930                       71,330
Intercompany Interest Expense                                                         (216,283)                     (13,367)
                                                                        -----------------------      -----------------------

                                                                                       249,202                       57,963
                                                                        -----------------------      -----------------------

Net Income (Loss) Before Income Taxes                                                1,218,338                      (68,453)
                                                                        -----------------------      -----------------------

Income Taxes:
Current                                                                                19,656                      (81,091)
Deferred                                                                               407,083                       57,133
                                                                        -----------------------      -----------------------

                                                                                       426,739                      (23,958)
                                                                        -----------------------      -----------------------

Net Income (Loss)                                                                    $ 791,599                    $ (44,495)
                                                                        =======================      =======================
The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Statement of Stockholder's Equity (Deficit)

                                                                                                                Total
                                            Common             Paid-in               Accumulated            Stockholder's
                                             Stock             Capital            Earnings (Deficit)      Equity (Deficit)
                                          ------------    -------------------   -----------------------   ------------------

Balance at September 30, 1999                   $ 500               $ 19,500                 $ (81,269)           $ (61,269)
Common Stock Issued                                 -              5,000,000                         -            5,000,000
Net Income                                          -                      -                   (44,495)             (44,495)
                                          ------------    -------------------   -----------------------   ------------------

Balance at September 30, 2000                   $ 500            $ 5,019,500                $ (125,764)         $ 4,894,236
Net Income                                          -                      -                   791,599              791,599
                                          ------------    -------------------   -----------------------   ------------------

Balance at September 30, 2001                   $ 500            $ 5,019,500                 $ 665,835          $ 5,685,835
                                          ============    ===================   =======================   ==================
The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Statement of Cash Flows

                                                                      For the Year Ended            For the Year Ended
                                                                      September 30, 2001            September 30, 2000
                                                                  ---------------------------   ---------------------------

Operating Activities
Net Income (Loss)                                                                  $ 791,599                     $ (44,495)

Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
          Equity Method Income from Investments in Partnerships                   (1,364,849)                     (191,777)
          Dividends Received from Seneca Energy II, LLC                              500,000                       200,000
          Depreciation                                                                31,531                        21,097
          Deferred Income Taxes                                                      407,083                        57,133
          Change in:
                       Accounts Receivable                                           106,585                      (115,077)
                       Interest Receivable from Energy Systems
                        North East, LLC                                             (347,555)                            -
                       Taxes Receivable from the Parent                             (230,343)                      (31,091)
                       Prepayments                                                       459                        47,583
                       Other Current Assets                                           (3,745)                            -
                       Accounts Payable - Intercompany                                20,431                        (8,151)
                       Accounts Payable                                                3,352                        37,329
                                                                  ---------------------------   ---------------------------

Net Cash Used in Operating Activities                                                (85,452)                      (27,449)
                                                                  ---------------------------   ---------------------------

Investing Activities
          Investment in Energy Systems North East, LLC                              (500,000)                            -
          Investment in Seneca Energy II, LLC                                              -                    (2,662,773)
          Return of Capital in Seneca Energy II, LLC                                 117,256                             -
          Investment in Model City Energy, LLC                                      (350,000)                            -
          Issuance of Note to Energy Systems North East, LLC                     (11,500,000)                            -
          Issuance of Note to Partner                                                      -                    (1,000,000)
          Capital Expenditures                                                       (37,037)                      (47,382)
                                                                  ---------------------------   ---------------------------

Net Cash Used in Investing Activities                                            (12,269,781)                   (3,710,155)
                                                                  ---------------------------   ---------------------------

Financing Activities
          Change in Notes Payable - Intercompany                                  12,200,000                      (324,008)
          Capital Contribution from the Parent                                             -                     5,000,000
                                                                  ---------------------------------------------------------

Net Cash Provided by Financing Activities                                         12,200,000                     4,675,992
                                                                  ---------------------------   ---------------------------

Net (Decrease) Increase in Cash and Temporary Cash
  Investments                                                                       (155,233)                      938,388

Cash and Temporary Cash Investments at Beginning of Year                             952,938                        14,550
                                                                  ---------------------------   ---------------------------

Cash and Temporary Cash Investments at End of Year                                 $ 797,705                     $ 952,938
                                                                  ===========================   ===========================

Supplemental Disclosure of Cash Flow Information
  Cash Paid For:
          Interest                                                                   192,277                        15,428
                                                                  ===========================   ===========================
The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Notes to Financial Statements

Note 1: Description of Business

Horizon Power, Inc. (Power), a New York corporation, is a wholly owned subsidiary of National Fuel Gas Company (NFG). Power is designated as an “exempt wholesale generator” under the Public Utility Holding Company Act of 1935. Power has a 50% partnership interest in Seneca Energy II, LLC (Seneca Energy) and a 50% partnership interest in Model City Energy, LLC (Model City). Seneca Energy and Model City are in the business of generating and selling electricity to public utilities. The electricity is generated from methane gas obtained from landfills owned by outside parties. The landfills are located in Seneca Falls, New York and Model City, New York. Power also has a 50% partnership interest in an 80-megawatt, combined cycle, natural gas-fired power plant in North East, Pennsylvania, known as Energy Systems North East, LLC (ESNE). Power also owns a shell co-generation plant which was purchased on June 29, 1999 and is currently in the process of installing new generation equipment which will produce 40 to 50 megawatts of electricity upon completion. Power anticipates electric generation will begin during fiscal 2003.

Note 2: Summary of Significant Accounting Policies

Equity Method of Accounting for Investments

Power uses the equity method to account for its 50% partnership interest in Seneca Energy, Model City & ESNE.

Property, Plant and Equipment

Property, plant and equipment consists primarily of a building and miscellaneous equipment. The building is a former co-generation plant which is in the process of being redesigned for electric generation. All property, plant and equipment is stated at cost. Maintenance and repairs are expensed currently. Depreciation is computed using either the Modified Accelerated Cost Recovery System or on a straight-line basis over the following estimated useful lives:

                                                                                  Years

         Building                                                                     39

         Office and Industrial Equipment                                          5 - 15

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Operating Revenues and Utility Expenses

The former co-generation plant has boilers which have generated steam for a manufacturer adjacent to the plant. Through February 2002, the manufacturer owned the boilers while Power operated the boilers for the manufacturer. The manufacturer reimbursed Power for its utility costs associated with operating the boilers plus a 10% service charge. The utility costs included a portion of the electricity and sewer costs, as well as all incurred gas costs. Power recorded the 10% service charge and the reimbursement of utility costs as operating revenues. This arrangement ended in February 2002 for everything except the gas costs since the manufacturer no longer needed the boilers. Power and the manufacturer are currently negotiating an agreement on future ownership of the boilers.

Income Taxes

NFG and its domestic subsidiaries, which includes Power, file a consolidated federal income tax return. The Company determines its federal income tax liability in accordance with the intercompany tax allocation agreement between NFG and its subsidiaries. Pursuant to this agreement, tax benefits relating to net operating losses are recognized as amounts are receivable from NFG upon utilization of such losses in the consolidated federal income tax return.

Statement of Cash Flows

For purposes of the Statement of Cash Flows, Power considers all highly liquid debt instruments purchased with a maturity of generally three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 3: Equity Method Investment in ESNE

In April 2001, Power purchased a 50% partnership interest in ESNE for $0.5 million. Power also advanced $11.5 million to ESNE in the form of a note which matures May 1, 2016.

          The table below contains the summarized financial information of ESNE:

                                                     September 30, 2001
                                                     ------------------

         Current Assets                                 $  5,933,028
         Property, Plant and Equipment                    21,098,014
         Other Assets                                        940,970
                                                        ------------
                Total Assets                            $ 27,972,012
                                                        ============

         Current Liabilities                            $  2,766,797
         Long-Term Liabilities                            23,000,000
         Partners' Equity                                  2,205,215
                                                         -----------
              Total Liabilities and
                   Partners' Equity                     $ 27,972,012
                                                        ============

                                                         Year Ended
                                                     September 30, 2001
                                                     ------------------

         Operating Revenues                              $ 6,411,634
         Operating Expenses                                4,540,791
                                                        ------------
         Operating Income                                  1,870,843
         Other Income                                         29,484
         Interest Expense                                    695,112
                                                       -------------
         Income Available for Distribution
              To Partners                                $ 1,205,215
                                                         ===========
         Power's 50% Share of
              Income Available for Distribution          $   602,608
                                                      ===========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

ESNE’s long-term liabilities represent two individual notes payable to Power and its partner, respectively (each in the amount of $11.5 million). Interest is payable annually on these notes at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the notes in accordance with the loan agreement.

          ESNE's property, plant and equipment largely consists of the building and generation equipment that form an 80-megawatt, combined cycle, natural gas-fired power plant. The majority of this property, plant and equipment is being depreciated over 20 years.

          For the period of June 1, 2001 to October 31, 2001, ESNE sold its electricity to the New York Independent System Operator (NYISO) through a tolling agreement. Under this tolling agreement, an agent determined when to bid and sell electricity to the NYISO. The agent paid a fee to ESNE for the availability of the generation equipment each month. It also reimbursed ESNE for fuel costs and operation and maintenance expense. ESNE was not at risk for any derivatives trading that the agent may have entered into.

          For the period of November 1, 2001 to April 30, 2002, ESNE entered into another tolling agreement. Under this agreement, the agent determined when to bid and sell electricity into the NYISO. ESNE received a percentage of the income from running the generation equipment as well as a percentage of the derivatives gains that resulted from the agent entering into hedging transactions during the term of the agreement. ESNE did not share in any derivatives losses.

          For the period of May 1, 2002 to October 31, 2002, ESNE has entered into another tolling agreement. Similar to the previous agreement, the agent determines when to bid and sell electricity into the NYISO. ESNE receives a percentage of the income from running the equipment as well as a percentage of any derivatives gains or losses that result from the agent entering into any hedge transactions.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 4: Equity Method Investment in Seneca Energy

In March 2000, Power purchased a 50% partnership interest in Seneca Energy for $2.7 million.

The table below contains the summarized financial information of Seneca Energy:

                                                 September 30, 2001     September 30, 2000
                                                 ------------------     ------------------

         Current Assets                              $1,583,663             $1,147,326
         Property, Plant and Equipment                6,284,561              7,119,811
         Other Assets                                   247,046                239,633
                                                     ----------              ---------
                Total Assets                         $8,115,270             $8,506,770
                                                     ==========             ==========

         Current Liabilities                         $1,543,189             $  827,779
         Long-Term Liabilities                        5,572,654              7,238,281
         Partners' Equity                               999,427                440,710
                                                     ----------              ---------
              Total Liabilities and
                  Partners' Equity                   $8,115,270             $8,506,770
                                                     ==========             ==========

                                                     Year Ended             Year Ended
                                                 September 30, 2001     September 30, 2000
                                                 ------------------     ------------------

         Operating Revenues                          $3,880,598             $1,758,134
         Operating Expenses                           1,808,735                953,836
                                                     ----------            -----------
         Operating Income                             2,071,863                804,298
         Other Income                                     5,774                 19,546
         Interest Expense                               500,640                297,626
                                                     ----------              ---------
         Income Available for Distribution
              To Partners                            $1,576,997            $   526,218
                                                     ==========            ===========
         Power's 50% Share of
              Income Available for Distribution      $  788,499            $   263,109
         Intangible Asset Amortization                  124,658                 71,332
                                                     ----------            -----------
         Power's Equity Method Income
              From Seneca Energy                     $  663,841            $   191,777
                                                     ===========           ===========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

          Power's investment in Seneca Energy includes an intangible asset associated with the gas purchase contract that Seneca Energy has with the landfill. This intangible asset is being amortized over a 20-year period. The intangible asset balance was $2.2 million and $2.4 million at September 30, 2001 and 2000, respectively. The change in the intangible asset balance from September 30, 2000 to September 30, 2001 included a $0.1 million return of capital from Seneca Energy.

          Seneca Energy's property, plant and equipment is being leased under five ten-year capital leases, the longest of which extends out to July 2008. These leases are the major component of the long-term liabilities shown above in Seneca Energy's balance sheet. Power is a guarantor of 50% of Seneca Energy's lease obligations. The property, plant and equipment is being depreciated over the term of the leases.

          Seneca Energy sells its electricity under two agreements with a public utility, the longest of which extends out to 2016. Seneca Energy does not sell its electricity to any other customers. The price received for this electricity is the market price based on the "day ahead" market. All of the operating revenues for Seneca Energy shown in the summarized financial information above represent electricity sales to that public utility.

Note 5: Equity Method Investment in Model City

In March 2001, Power purchased a 50% partnership interest in Model City for $0.4 million.

The table below contains the summarized financial information of Model City:

                                                    September 30, 2001
                                                    ------------------

         Current Assets                                $   288,078
         Property, Plant and Equipment                   5,247,525
         Other Assets                                       16,334
                                                       -----------
                Total Assets                           $ 5,551,937
                                                       ===========

         Current Liabilities                           $   430,864
         Long-Term Liabilities                           4,224,273
         Partners' Equity                                  896,800
                                                       -----------
              Total Liabilities and
                   Partners' Equity                    $ 5,551,937
                                                       ===========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

                                                        Year Ended
                                                    September 30, 2001
                                                    ------------------

         Operating Revenues                                $507,854
         Operating Expenses                                 217,133
                                                           --------
         Operating Income                                   290,721
         Other Income                                             -
         Interest Expense                                    93,921
                                                           --------
         Income Available for Distribution
              To Partners                                  $196,800
                                                           ========
         Power's 50% Share of
              Income Available for Distribution            $ 98,400
                                                           ========

          Model City's property, plant and equipment is being leased under a ten-year capital lease, which extends out to June 2011. This lease is the sole component of the long-term liabilities shown above in Model City's balance sheet. Power is a guarantor of 50% of Model City's lease obligation. The property, plant and equipment is being depreciated over 20 years, which is the economic useful life of the property.

Model City sells its electricity to the NYISO . Model City does not sell its electricity to any other customers. The price received for this electricity is the market price based on the "day ahead" market.

Note 6: Notes Receivable

In March 2000, Power advanced $1.0 million to its 50% partner in Seneca Energy in exchange for the issuance of a $1.0 million note bearing an interest rate of 8.75%. This note is secured by the partner's ownership interest in Seneca Energy. For the period of April 2000 through March 2010, the note calls for monthly interest payments only. Beginning in April 2010, interest and principal payments are called for with the principal payments amounting to $200,000 per year. The first principal payment is due in April 2010. This note may be prepaid at any time.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

In April 2001, Power advanced $11.5 million to ESNE in the form of a note. Interest is payable annually on this note at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the note in accordance with the loan agreement.

Note 7: Notes Payable - Intercompany

Notes Payable - Intercompany consisted of the following:
                                                                  September 30,
                                                           2001                    2000
                                                           ----                    ----

         Line of Credit with NFG                     $12,200,000                $           -
                                                     ===========                =============

Power has a line of credit with NFG for up to $20.0 million. At September 30, 2001, the interest rate on this line of credit was approximately 3.60%. NFG utilizes the commercial paper markets or bank lines of credit to lend money to Power under the line of credit agreement. The line of credit agreement specifies that Power will pay to NFG the entire outstanding principal amount of each loan, plus interest, at the maturity thereof, or earlier upon demand by NFG, within fifteen days after such demand. Power or NFG may cancel this line of credit agreement at any time, which cancellation shall have no effect upon either parties' obligations respecting outstanding loans. Power does not intend to terminate this line of credit agreement and does not believe that NFG will terminate the agreement unless an alternate form of financing is arranged.

Note 8: Accumulated Deferred Income Taxes

The components of Power's accumulated deferred income tax liability are as follows:
                                                                 September 30,
                                                           2001                    2000
                                                           ----                    ----

               Equity Method Income from
                Investments in Partnerships             $ 477,697               $ 67,122
               Property, Plant and Equipment              (13,481)                (9,989)
                                                        ---------               --------
                                                        $ 464,216               $ 57,133
                                                        =========               ========